Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The South Financial Group, Inc.:

We consent to of the use of our report dated March 10, 2006, with respect to The South Financial Group, Inc. and subsidiaries’ consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2005, incorporated by reference herein.

/s/ KPMG LLP

Greenville, South Carolina

March 19, 2008